Exhibit 5.1

November 13, 2020

Navidea Biopharmaceuticals, Inc.

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

Re:      Navidea Biopharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

Navidea Biopharmaceuticals, Inc. (the “Company”) is filing with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued from time to time pursuant to the terms of the Company’s 2014 Stock Incentive Plan, as Amended and Restated, as approved by the Company’s stockholders on September 10, 2020 (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined the Registration Statement, the certificate of incorporation, as amended, and by-laws of the Company (each as amended and restated as of the date hereof) and such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity to original documents of all documents, certificates and instruments submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. Our opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index to the Registration Statement and is limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that, when issued pursuant to and in accordance with the terms of the Plan, the Shares that are the subject of the Registration Statement will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP